LICENSE AGREEMENT
                                -----------------

     THIS AGREEMENT, dated the 1st day of October, 2003, is made by and between United Internet Technologies, Inc., a subsidiary of United Leisure Corp., a Delaware corporation, having offices at 1990 Westwood Boulevard, Los Angeles, California 90025 ("Licensor"), and Marx Toys and Entertainment Corp., a Nevada corporation, with offices located at 50 First Avenue, Atlantic Highlands, NJ 07716 ("Licensee").

                              W I T N E S S E T H:
                              --------------------

     WHEREAS, on April 1, 2003, Licensee and Licensor entered into a certain License Agreement; and,

     WHEREAS, Licensor and Licensee agree to nullify and void the April 1, 2003 License Agreement and replace it with the following agreement; and

     WHEREAS, having nullified the April 1, 2003 License Agreement, the parties wish to memorialize their new agreement respecting the license described herein; and,

     WHEREAS, Licensee would like to obtain a license from Licensor with respect to certain property of Licensor and Licensor is willing to grant such license, all on the terms hereinafter set forth; and

     WHEREAS, the Board of Directors for Licensor and Licensee have approved this License Agreement by formal Resolution and have authorized the presidents of each party to execute this License Agreement on behalf of Licensor and Licensee;

     NOW, THEREFORE, Licensor and Licensee hereby agree as follows.

1.   Definitions.

     (a) The word "Property" shall mean all intellectual property owned by Licensor, including but not limited to the copyrights, trademarks, patents, service marks, names, logos and graphics identified and displayed on EXHIBIT A hereto, only as the "Property" relates to toy products.

     (b) The word "Territory" shall be inclusive rather than exclusive, and shall be interpreted to mean any geographical territory in which Licensee chooses to conduct business, in its sole and absolute discretion, with the exception of any geographical territories, if any, specifically set forth herein as being excluded from the Territory. The Territory covered by this License Agreement is Worldwide and is only subject to any limitations set forth in licenses for third party licenses such as "Looney Tunes", "Terminator", "The Little Rascals", etc.

     (c) The word "Business" shall mean the manufacture, marketing and sale of certain animatronic devices using the intellectual property described on EXHIBIT A.

2.   Grant of License; Terms of Use; Period of License.

     (a) Licensor hereby grants to Licensee, from the date of this Agreement until termination of the license as hereinafter provided, a non-transferable, non-assignable and non-sub-licensable license, except as otherwise stated herein, to use any of the Property.

     (b) Licensee is hereby granted the exclusive right to operate the Business and to use the Property.

     (c) While the license under this Agreement remains in effect, (i) Licensor will not license or permit anyone else to use any Property or any part of any Property or any imitation, likeness or variation of any Property or of any part of any Property within the Territory in connection with any business similar to or competitive with the Business, and (ii) Licensor will not itself, directly or indirectly, operate a business within the Territory similar to or competitive with the Business or use any Property or any part of any Property or any imitation, likeness or variation of any Property or of any part of any Property within the Territory in connection with any business similar to or competitive with the Business subject to the provisions of paragraph 5A.

     (d) All Property is registered in the name of the Licensor, and the Licensee will execute such documents and take such other action as may


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

          be necessary to keep all such registrations valid and effective in the name of Licensor and in association with the Business. When using the Property for advertising, marketing or any other purpose associated with the Business, the Licensee will always affix the appropriate mark (i.e. "TM," "R" "C").

     (e) Licensee acknowledges the substantial value of the publicity, reputation and goodwill associated with the Property. Licensee also acknowledges that the goodwill associated with the Property belongs to Licensor. Any additional goodwill that may develop because of the use of the Property, or any of the Property, by Licensee will inure solely to the benefit of and belong solely to Licensor.

     (f) The license granted to Licensee under this Agreement will remain in effect for five (5) years from the date hereof. So long as Licensee is not in default under the terms of this license, the Licensee may extend the license for an additional five (5) year term. Licensee must provide Licensor with written notice, at least six (6) months prior to the termination of the license term, that Licensee wishes to exercise the option. Together with Licensee's written request to exercise the option, Licensee shall provide its affidavit attesting to the fact that Licensee is not in default under any term or condition of the license agreement, including but not limited to any and all terms respecting the payment of royalties or other fees to Licensor.

          Notwithstanding the foregoing, Licensor may terminate the license and this Agreement, on ten (10) days written notice, for any act or omission, which Licensor deems inconsistent with or in violation of any term or condition set forth in this Agreement.

3.   Royalties and Payment of Royalties.

     A. Minimum Royalty Payments. Minimum royalty payments must be made each year in order to continue the license agreement into the following year. If sales of the products have not generated the minimum royalties, Licensee at its sole option may pay additional royalties to reach the minimums in order to continue the license agreement into the following year. It is understood that the minimums are only for the purpose of continuing the license agreement and upon termination for any reason, any unpaid minimum royalties will not be due.

          (i) The minimum royalty payment for year 1 of the license shall be $125,000.00. Upon the signing of this license agreement, Licensee shall pay a non-refundable $50,000.00 to Licensor towards the minimum royalty payment for year 1. The balance of $75,000.00 shall be due and payable no later than September 30, 2004.


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

          (ii) The minimum royalty payment for year 2 of the license shall be $300,000.00 and shall be due and payable no later than September 30, 2005.

          (iii) The minimum royalty payment for year 3 of the license shall be $1,000,000.00 and shall be due and payable no later than September 30, 2006.

          (iv) The minimum royalty payment for year 4 of the license shall be $1,000,000.00 and shall be due and payable no later than September 30, 2007.

          (v) The minimum royalty payment for year 5 of the license shall be $1,000,000.00 and shall be due and payable no later than September 30, 2008. In order for Licensee to exercise the option to extend, set forth in section 2(f) above, one-half (1/2) of the minimum royalty payment for year 5 must be received at least sixty (60) days prior to the beginning of the option period. In the event that Licensee properly exercises its option, the minimum royalty payment for years 6-10 shall be $1,000,000.00 per year and shall be due and payable on September 30, 2009, September 30, 2010, September 30, 2011, September 30, 2012 and September 30, 2013.

          (vi) Licensee's failure to tender any minimum royalty payment in the amount and no later than the date due, shall constitute a default under this license agreement.

     B. Licensing Fees. Licensee shall be responsible for paying to Licensor the following licensing fees in the amounts and on the dates set forth below.

          (i) Upon the signing of this license agreement, Licensee shall pay to Licensor $50,000.00 (in addition to the $50,000.00 payable under section 3(A)(i) above.

          (ii) Within thirty (30) days from the date of this license agreement, Licensee shall make a payment to Licensor in the amount of $50,000.00.

          (iii) Within sixty (60) days from the date of this license agreement, Licensee shall make a payment to Licensor in the amount of $25,000.00.


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

          (iv) Within ninety (90) days from the date of this license agreement, Licensee shall make a payment to Licensor in the amount of $25,000.00.

          (v) Within one-hundred twenty (120) days from the date of this license agreement, Licensee shall make a payment to Licensor in the amount of $25,000.00.

          (vi) Within one-hundred fifty (150) days from the date of this license agreement, Licensee shall make a payment to Licensor in the amount of $25,000.00.

          (vii) No later than six (6) months from the date of this license agreement, Licensee shall pay to Licensor an additional $200,000.00 which Licensee derives from sales revenues.

          (viii) Of the above amounts paid to Licensor (which total $400,000.00), one-half (1/2), or $200,000.00, shall be considered non-refundable advances against royalties for years 2-5 at $50,000.00 per year. In other words, provided that Licensee makes the required payments set forth in this section 3(B)(i)-(vii), the minimum royalties set forth in section 3(A)(ii)-(v) shall be reduced by $50,000.00 per year.

          (ix) Licensee's failure to tender any licensing fee in the amount and on the date due, shall constitute a default under this license agreement.

          (x) Licensor, in its sole and absolute discretion shall be entitled to receive any payments set forth in this section 3(B) in the form of stock options from Licensee at a cost of fifteen cents ($0.15) per share.

     C. Royalty Payments. Licensee shall pay to Licensor the following royalty payments based upon a percentage of "net sales" (as hereinafter defined) generated from the operation of the Business during the term of this license agreement, and any extension thereof.

          (i) Licensee will pay Licensor a royalty in accordance with the following schedule based on a percentage of Licensee's net sales generated from the operation of the Business during the term and any extension of the term:


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

                                                         Royalty as a Percentage
          Net Sales                                         of those Net Sales
          ---------                                         ------------------
          $1.00 to $10,000,000.00                                  10% *
          $10,000,000.00 to $21,111,111.00                          9% *
          all sales over $21,111,111.01 for
          remainder of term and any extended
          term                                                      8% *

          * In no case will royalties be lower than one dollar ($1.00) per unit.

          (ii) For purposes of this Agreement, the term "net sales" means the total revenue actually collected from customers for the licensed products.

          (iii) Licensee will pay royalties to Licensor with respect to net sales during each three-month period ending March 31, June 30, September 30 and December 31 of any year. Such payments will be made within sixty (60) days after the end of each such three-month period and will be accompanied by a statement of the net sales for the applicable period.

          (iv) Licensee will maintain accurate records of all elements comprising net sales with respect to which royalties are payable under this Section 3. Licensee will make such records available to Licensor for examination and copying, on reasonable notice, during Licensee's normal business hours. Licensee will also furnish copies of such records to Licensor upon request.

4. Interest. Licensee will pay Licensor interest at the rate of eighteen percent (18%) per annum on any amount owing to Licensor which is not paid by the due date thereof. Interest will be payable on demand and will accrue from the due date until the amount is paid. The provision for interest under this Section 4, though, will not excuse or mitigate any default by Licensee or affect Licensor's rights by reason of such default.

5.   Sub-Licensing.

     (a) Any and all sub-licensing opportunities shall be reviewed by both Licensor and Licensee. All sub-licensing opportunities shall be subject to the approval from both Licensor and Licensee (which approval shall not be unreasonably withheld). However, Licensee's right to disapprove of any sub-licensing opportunity shall not ripen until all payments set forth under section 3(B)(i)-(iv) have been made.

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

     (b) The company that is the procuring cause of the sub-licensing opportunity shall be entitled to seventy percent (70%) of all revenues generated therefrom, with the other company receiving the remaining thirty percent (30%).

     (c) Any company who does not bring a sub-licensing opportunity to the attention of the other company, and attempts to circumvent the requirements of this subsection 5, shall be in default of this agreement.

6.   Special Sales Opportunities

     (a) Any and all special sales opportunities procured by Licensor shall be subject to Licensee's approval (which shall not be unreasonably withheld). Licensor's right to disapprove of any special sales opportunity shall not ripen until all payments set forth under section 3(B)(i)-(iv) have been made. Any and all sales related to a special sales opportunity shall be run through Licensee's Business.

     (b) Any and all profits realized as the result of a special sales opportunity initiated by Licensor, shall be shared on a 50/50 basis between Licensor and Licensee according to the following terms:

          (i) Licensor shall first receive its normal royalties from profits, in accordance with section 3(C) up to the total profit amount. If additional profits remain after normal royalty amounts, Licensee shall then receive up to an equal amount of the royalty payment. Any remaining profits after the above payments shall be divided equally between the Licensor and Licensee. For example, if the total net sales equal $100,000 and the profits are calculated at $24,000, Licensor will receive 10% of the net sales first ($10,000), then Licensor will receive an equal amount ($10,000), then they will each receive 50% of the balance of the profit ($2,000 each). If the profit was $15,000, Licensor would receive $10,000 and Licensee would receive $5,000 (balance of profit after the first $10,000 is paid to Licensor).

          (ii) For purposes of this section 6, net profits shall be calculated based upon net collections from customers, less cost of goods, transportation, freight and handling, sales commissions, advertising allocation, tooling allocation, outside product development allocation and any other costs directly related to the manufacturing, sale, marketing and distribution of the products sold.


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

          (iii)  All payments received by Licensor in accordance with this section 6, up to the normal royalty rates described in paragraph 3, C, (i) shall be applied against Licensee's minimum royalty payment for the year in which the payment is made to Licensor by Licensee.

7.   Press Releases

     (a) Licensor shall have the right to approve all press releases, such approval shall not be unreasonably withheld, which include any mention of Licensor's company, management or properties, prior to the release of same. Violation of this provision will be a material breach of this license Agreement.

8.   Warranties and Indemnity by Licensor.

     (a) Licensor warrants to Licensee (i) that Licensor owns all of the rights in and to the Property, (ii) that the Property is validly registered in the name of the Licensor, (iii) that Licensor may grant to the Licensee the rights which it grants under this Agreement and it may do so without the approval or consent of anyone and the grant of such rights to Licensee does not violate any agreement binding upon or any obligation of Licensor, (iv) that neither the Property nor the use of the Property in accordance with this Agreement, violates or infringes any patent, copyright, trademark, service mark or other right, (v) that none of the Property contains any libelous or defamatory material or any material which Licensor is not duly authorized to use, and (vi) that none of the Property misuses or misappropriates any trade secret or confidential information.

     (b) Licensor will indemnify Licensee against any liability and hold Licensee harmless from and pay any loss, damage, cost and expense (including, without limitation, reasonable legal fees) which Licensee incurs in connection with any breach of any of the warranties under
          Section 7(a) or any claim by a third party alleging facts that would constitute a breach of any of the warranties under Section 7(a); provided, however, that Licensor may, at its expense, defend any claim against Licensee covered by the foregoing indemnity of Licensor. If Licensor elects to defend any such claim, Licensor will not be liable to Licensee for any cost or expense incurred by Licensee after Licensor notifies Licensee of its election. In any event, Licensor will never be liable for loss of profits or incidental or consequential damages.

     (c) Licensee will promptly notify Licensor of any claim against Licensee covered by Licensor's warranty under Section 7(a) with full details of the claim. Licensee will cooperate in the defense of any such claim and will not settle the same without Licensor's written consent unless


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

          Licensee releases Licensor from all of Licensor's obligations under this Section 7 with respect to the claim. If Licensee fails to notify Licensor of any such claim within thirty (30) days of the date on which Licensee first becomes aware of any such claim, Licensee will have forever waived its right to seek indemnity or contribution in accordance with Section 7(b) hereof.

     (d) The provisions of this Section 7 will survive termination of the license under this Agreement.

9.   Compliance with Law; Quality Control; Approvals by Licensor.

     (a) Licensee covenants and warrants that its use of the Property and its operation of the Business will comply with all applicable laws, rules and regulations.

     (b) Licensee will maintain high standards of quality, service and competence with respect to the operation of the Business.

10. Promotion. During the term of the license under this Agreement, Licensee will diligently and continuously produce, market, sell, promote and advertise the Business. Licensee will maintain accurate records of all of its expenditures for promoting and advertising the Business. Licensor may inspect and copy these records on reasonable notice at any time during Licensee's normal business hours, and Licensee will furnish copies of such records to Licensor upon request.

11. Protection of Licensee's Rights. Licensee may, at its expense, take such action (including, without limitation, commencing and maintaining any action at law or in equity) to protect, defend and enforce its rights to the use of the Property against unfair competition, infringement and other violations. Licensor will, at Licensee's expense, cooperate and participate in any such action and will execute such documents and take such other action as Licensee reasonably requests.

12.  Default by Licensee.

     (a) If Licensee fails to pay when due any amount owing under this Agreement and such failure continues for a period of fifteen (15) days after Licensee receives notice of the default from Licensor, or if Licensee fails to perform any of its other obligations under this Agreement which is capable of being cured and such failure continues for a period of thirty (30) days after Licensee receives notice of the default from Licensor, then Licensor may terminate the license under this Agreement by giving the Licensee notice of termination. Licensor's rights under this Section are in addition to, and are not a limitation on or in substitution for, any other rights which Licensor has by reason of any default, including, without limitation, any claim for damages.

     (b) In the event of a shareholder lawsuit, in which Licensee, or any of its current officers or directors are named defendants, Licensor shall have the right, in its sole and absolute discretion, to terminate this license agreement if such lawsuit is not settled, dismissed or otherwise resolved within thirty (30) days of Licensor's written notice to Licensee.

13.  Termination.

     (a) Except as provided in subdivision (b) below, on termination of the license under this Agreement, regardless of the reason or cause of termination, (i) Licensee will immediately cease using the Property and cease operating the Business; (ii) Licensee will not use any imitation, likeness or variation of the Property or any part of any Property; (iii) Licensee will deliver and convey to Licensor, without charge and free from any claims, encumbrances or rights in favor of others, all plates, engravings, silkscreens, computer and video tapes, molds, and other items, used in connection with the operation of the Business; and, (iv) Licensee transfers and assigns to Licensor any rights which licensee may have acquired in any Property. After termination of the license under this Agreement, Licensee will execute such documents and take such action as Licensor requests to confirm or effect such transfer and assignment to Licensor of any rights which Licensee may have acquired in any Mark.

     (b) Notwithstanding the provisions of subdivision (a), if the license under this Agreement is terminated for any reason, Licensee may, for a period of 60 days following termination but subject to the other provisions of the Agreement including, without limitation, Royalties and Quality, sell any inventory of finished goods or goods in the process of being manufactured prior to the date of termination.

14.  Warranties and Indemnities by Licensee.

     (a) Licensee warrants that it will operate the Business only in accordance with the terms and conditions set forth in this Agreement and understands that any deviation therefrom shall be deemed a breach of this Agreement.

     (b) Licensee will indemnify Licensor against any liability and hold Licensor harmless from and pay any loss, damage, cost and expense (including, without limitation, reasonable legal fees and costs) which the Licensor incurs (i) arising out of any failure by Licensee to perform any of its obligations under this Agreement, or (ii) arising


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

          out of any act, omission or obligation with respect to the Property or the operation of the Business by either Licensee or anyone acting under authority of Licensee, or (iii) arising out of the advertising, promotion or use of the Business and the Property. This indemnity does not extend to claims that Licensee's use of any Property, as authorized under this Agreement, violates the rights of another.

     (c) Licensee may, at its expense, defend any claim against Licensor covered by its indemnity under subdivision (a) above; and if Licensee elects to do so, it will not be liable to Licensor for any cost or expense incurred by Licensor after Licensee notifies Licensor of its election.

     (d) Licensor will promptly notify Licensee of any claim against Licensor covered by Licensee's indemnity under Section 13(a) with full details of the claim. Licensor will cooperate in the defense of any such claim and will not settle the same without Licensee's written consent unless Licensor releases Licensee from all of Licensee's obligations under this Section 13 with respect to the claim.

     (e) The provisions of this Section 13 will survive termination of the license under this Agreement.

15. Liability Insurance. While the license under this Agreement remains in effect and for a period of eighteen (18) months thereafter, Licensee will obtain and maintain, at its expense, liability insurance covering the Business and all services rendered at the Business. The insurance will be in an amount not less than $1,000,000.00 per occurrence and not less than $5,000,000.00 million in the aggregate, will have deductibles not exceeding $5,000.00 per occurrence, and will contain such exclusions and be issued by such insurers as Licensor shall approve in writing, such approval not to be unreasonably withheld. The insurance will be occurrence-based (as opposed to claims made), will include Licensor as a named insured without liability for premiums, and will provide for at least thirty (30) days' prior written notice to Licensor of cancellation or non-renewal and of any material change in the coverage. On execution of this Agreement and on each anniversary of the date of this Agreement (including the 18-month period following termination of the license), and at any time on request by Licensor, Licensee will furnish Licensor with certificates issued by the insurer or by a licensed insurance broker confirming that insurance coverage required by this Agreement is maintained and in full force and effect.

16. Nature of Relationship. This Agreement creates no relationship between Licensor and Licensee other than that of a licensor to a licensee. Licensee has no authority to commit Licensor in any manner or to incur any obligation on behalf of or in the name of Licensor. Licensee has no authority to act on Licensor's behalf with respect to anything or anyone. Licensor has no authority to act in any way that affects the nature, appearance or validity of the Property.

17.  Sale of the Licensee's Business.

     (a) Licensee may not sell the Business, or change management in control of the Business, without the Licensor's prior written approval.

     (b) If, during the term of the Agreement, the Licensee receives an offer to purchase the Business, the Licensee will first offer the Licensor the right to purchase the Business and exercise its right of first refusal upon the same terms and conditions offered to the Licensee. The Licensee will convey the offer to the Licensor in writing, which shall contain a full description of the terms on which the Business is to be sold. Within thirty (30) days of receiving the proposed offer from the Licensee, the Licensor will advise the Licensee, in writing, whether or not Licensor wishes to exercise its right of first refusal upon the terms and conditions stated in the written offer. If the Licensor indicates that it does not wish to exercise its right of first refusal, or if the Licensor does not respond in any manner within said thirty (30) day period, the Licensor shall be deemed to have waived its right to exercise said right of first refusal, and the Licensee may proceed with the contemplated sale, upon the terms and conditions set forth in this Section 16 The Licensee may not sell the Business on terms and conditions different from those last offered to the Licensor, in writing, without first offering to Licensor, in accordance with and subject to terms and provisions of this Section 16 the right to purchase the Business on the new terms.

     (c) If Licensor does not wish to purchase the Business, or fails to respond in accordance with Section 16(b), the prospective purchaser must, nevertheless, be approved, in writing, by the Licensor. Additionally, the prospective purchaser of the Business, must agree, in writing, to comply with and be bound by the terms of this Agreement. Only if: (i) the Licensor does not wish to exercise its right of first refusal; (ii) the Licensor approves of the prospective purchaser; and, (iii) the prospective purchaser agrees, in writing, to comply with and be bound by the terms of this Agreement, will Licensor agree to assign the Property, this Agreement and the license that accompanies this Agreement to the prospective purchaser.

     (d) The Licensee shall not close on the sale of the Business without the Licensor, or an agent of the Licensor, present at the closing. The Licensor shall be deemed to have a lien on the purchase proceeds to the extent that any monies are due and owing from the Licensee to the Licensor in accordance with this Agreement. Licensor's lien, if any, shall be satisfied in full, prior to any disbursement to the Licensee.


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

18.  Remedy for Breach.

     (a) The Licensee acknowledges that the terms of this Agreement are fair, reasonable, necessary and reasonably required to protect the Licensor's interests.

     (b) The Licensee acknowledges that, in the event it breaches any part of this Agreement, in addition to any monetary damages that may be awarded, the Licensor shall have the right to seek injunctive relief and/or other equitable relief in any court of competent jurisdiction to enforce any term of this Agreement. The Licensee hereby consents to the issuance of a temporary restraining order to maintain the status quo pending the outcome of any proceeding.

19. Notice. Notices and other communications under this Agreement shall be in writing and sent to each party at its address set forth above or, in the event of a change in any address, then to such other address as to which notice of the change is given.

20. Amendment; Waiver. This Agreement may be amended only by an instrument in writing signed by Licensor and Licensee. No provision of this Agreement and no obligation of either party under this Agreement may be waived except by an instrument in writing signed by the party waiving the provision or obligation.

21. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California.

22. Section Headings. Section headings are for convenient reference only and shall not affect the meaning or have any bearing on the interpretation of any provision of this Agreement.


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



     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


UNITED INTERNET TECHNOLOGIES, INC., a division of UNITED LEISURE CORP.
Licensor


BY: /s/ Brian Shuster
    ---------------------------------
        Brian Shuster,
        President and CEO


MARX TOYS AND ENTERTAINMENT CORP.


BY: /s/ Robert LoMonaco,
    ---------------------------------
        Robert LoMonaco,
        President and CEO

                                    EXHIBIT A

                                 (The Property)


                                   Technology
                                   ----------

Patent for the Control of Animatronics Devices through the Internet. Patent covers invention of system for controlling animatronic toys over the Internet through Chat Rooms

United States Patent #6,370,597.

The invention described within the patent application makes it possible to control of animatronic devices over the Internet, PDA's wireless cell networks and other types of digital networks.

All toy applications of the patented technology shall be subject to the license granted herein.


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